ITEM 77Q(1)(a)(2) - COPIES OF ANY MATERIAL AMENDMENTS TO
THE REGISTRANT'S CHARTER OR BY-LAWS
AMENDMENT #7
TO THE BY-LAWS
OF
FEDERATED INVESTMENT SERIES FUND, INC.
Effective August 18, 2005
Delete, ARTICLE IX, INDEMNIFICATION in its entirety and replace with the following:
ARTICLE IX
INDEMNIFICATION
	Section 1.  INDEMNIFICATION OF DIRECTORS AND
OFFICERS.  The Corporation shall
indemnify its directors to the fullest extent that indemnification of directors is permitted by the Maryland
General Corporation Law. The Corporation shall indemnify its officers to the same extent as its directors and to such further extent as is consistent with law. The Corporation shall indemnify its directors and officers who while serving as directors or officers also serve at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership joint venture, trust, other enterprise or employee benefit plan to the fullest extent consistent with law. The indemnification and other rights provided by this Article shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. This Article shall not protect any such person against any liability to the Corporation or any Shareholder thereof to which such person would otherwise be subject by reason of (i) willful misfeasance,
(ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his office ("disabling conduct").
	Section 2. ACTION BY DIRECTOR AGAINST THE CORPORATION. With respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (i) was authorized by a majority of the Directors or (ii) was instituted by the indemnitee to enforce his rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification.
	Section 3. SURVIVAL. The rights to indemnification set forth herein shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his heirs, executors and personal and legal representatives.
	Section 4.  AMENDMENTS. References in this Article
are to the Maryland General Corporation
Law and to the Investment Company Act of 1940, as from time to time amended. No amendment or restatement of these by-laws or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Director or officer of the Corporation or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.
	Section 5. PROCEDURE. Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Directors who are neither "interested persons" of the Corporation (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested
Non-Party Directors"), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable (or even if obtainable, if such majority so directs) independent legal counsel in a written opinion concludes, based on a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (f) below.
	Section 6. ADVANCES. Any current or former director or officer of the Corporation seeking indemnification within the scope of this Article shall be entitled to advances from the Corporation for payment of the reasonable expenses incurred by him in connection with the matter as to which he is seeking indemnification in the manner and to fullest extent permissible under the Maryland General
Corporation Law. The person seeking indemnification shall provide to the Corporation a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met.
In addition, at least one of the following additional conditions shall be met: (a) the person seeking indemnification shall provide a security in form and amount acceptable to the Corporation for his undertaking;
(b) the Corporation is insured against
losses arising by reason of the advance, or (c) a majority of a quorum of Disinterested Non-Party
Directors, or independent legal counsel, in a written opinion, shall be determined, based on a review of facts readily available to the Corporation at the time the advance is proposed to be made, that there is reason to believe that the person seeking indemnification will ultimately be found to be entitled to indemnification.
       Section 7. OTHER RIGHTS. The rights accruing to any indemnitee under these provisions shall not exclude any other right which any person may have or hereafter acquire under the Articles of Incorporation or the by-laws of the Corporation, by contract or otherwise under law, by a vote of stockholders or Directors who are "disinterested persons"
(as defined in Section 2(a)(19) of the 1940 Act) or any other right to which he may be lawfully entitled.
       Section 8. INDEMNIFICATION OF EMPLOYEES AND AGENTS. Subject to any limitations provided by the Investment Company Act of 1940 Act or otherwise under the Articles of Incorporation or the by-laws of the Corporation, contract or otherwise under law, the Corporation shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other persons providing services to the Corporation or serving in any capacity at the request of the Corporation to the full extent permitted by applicable law, provided that such indemnification has been approved by a majority of the Directors.